April 28, 2006

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue
New York, New York  10010

Re:      Adjustable Rate Mortgage Trust 2006-2,
         Adjustable Rate Mortgage Backed Pass Through Certificates, Series 2006-2

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (File No. 333-130884), filed by
Credit Suisse First Boston Mortgage Securities Corp., a Delaware corporation (the "Registrant"), with the
Securities and Exchange Commission on January 6, 2006, and declared effective on March 31, 2006 (the
"Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the
"Act"), of Adjustable Rate Mortgage-Backed Pass-Through Certificates, Series 2006-2 (the "Certificates"). The
Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of April 1, 2006 (the
"Pooling and Servicing Agreement"), as more particularly described in the prospectus, dated April 26, 2006, and the prospectus supplement, dated April 27, 2006, relating to the Certificates (together, the "Prospectus").

         We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

         Based on such examination, we are of the opinion that when the Certificates have been duly executed, authenticated and delivered in accordance with the Pooling and Servicing Agreement and sold, the Certificates will be legally issued, fully paid and non-assesable, and the holders of the Certificates will be entitled to the benefits of the Pooling and Servicing Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not consider that we are
"experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

         Very truly yours,

         /s/ORRICK HERRINGTON & SUTCLIFFE LLP

         ORRICK, HERRINGTON & SUTCLIFFE LLP